Exhibit 10.1

CONFIDENTIAL

TO:        John E. Berlin

FROM:     Chris Koch

DATE:        January 30, 2024

SUBJECT:    Transaction Bonus

Dear John:

The Board of Directors of Carlisle Companies Incorporated (the “Company”) approved a transaction bonus payable to you in connection with the closing (“Closing”) of the transactions contemplated by the Stock Purchase Agreement, dated as of January 30, 2024, by and between Amphenol Corporation and the Company, subject to the terms and conditions of this letter agreement.

Conditioned upon and subject to the Closing, you will receive a payment in the amount of $6,183,225, less all applicable withholdings and deductions required by law (the “Transaction Bonus”).

You will be eligible to receive the Transaction Bonus so long as you remain employed by Carlisle Interconnect Technologies through the date of the Closing and have not given notice of your intent to resign from employment on or before the date of Closing.

The Transaction Bonus will be paid to you on the first regularly scheduled pay date after the date of the Closing.

All of your rights and obligations under awards granted to you under the Carlisle Companies Incorporated Incentive Compensation Program remain in full force and effect.

This letter agreement and the Transaction Bonus are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and shall be construed and administered in accordance therewith.

This letter agreement contains all of the understandings and representations between the Company and you relating to the Transaction Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any Transaction Bonus.

John, you have contributed significant value to the Company over more than 30 years of executive service and I personally, and on behalf of the Carlisle Board, want to thank you and wish you the best in your future endeavors.

Best regards,

/s/ D. Christian Koch
D. Christian Koch
16430 N. Scottsdale Road, Suite 400, Scottsdale, AZ 85254 480.781.5000 www. carlisle.com